Exhibit 99.B13(a)

Illustration Sample Calculation

Illustrated contract assumptions

Female Issue Age 65 Standard Non-Tobacco, $69,417 Face Amount, $30,000.00 initial Payment

Current cost of insurance rates, 12% Hypothetical Gross Investment Return (“Gross Return”)

Sample calculation is for the beginning of contract year 5.

Beginning of Period Account Value

Account Value start of period = Account Value end of prior period + additional Payments

= 41,993.30 + 0.00

= 41,993.30

Monthly Deduction

Annual Fee = $30.00

Cost of Insurance = Account Value multiplied by Annual asset-based COI charge divided by 12

= (41,993.30 – 30.00) * 0.45% / 12

= 15.74

Monthly Deduction = Cost of Insurance + Cost of Optional Benefits + Annual Fee

= 15.74 + 0.00 + 30.00

= 45.74

Calculating the Annual Net Sub-Account Yield

Separate Account Expense Charge:  The annual equivalent charge (“SA Charge”) is the value that satisfies the equation

1 + Gross Return – Assumed Asset Charge(1) – SA Charge = [(1 + Gross Return – Assumed Asset Charge)^(1/365) – (nominal Separate Account Expense Charge / 365)]^365

or

1+ ..12 - .0085 – SA Charge = [(1 + .12 - .0085)^(1/365) - .0165 / 365]^365

giving

SA Charge = 1.81845%

Annual Net Sub-Account Yield = Hypothetical Gross Investment Return – Assumed Asset Charge – SA Charge

= 12.00% - 0.85% - 1.81845%

= 9.33155%

(1) Asset charges vary by sub-account, and the Unit Value for each sub-account will be reduced using the actual asset charge for that sub-account. The Assumed Asset Charge used in illustrations is the arithmetic average of the actual asset charges for each of the offered sub-accounts.

Investment Return

Investment Return = (Beginning Account Value – Monthly Deduction) * [(1+Annual Net Sub-Account Yield)^(1/12)-1]

= (41,993.30 – 45.74) * [(1.0933155)^(1/12) – 1]

= 313.02

Ending Policy Values

Ending Account Value = Beginning Account Value – Monthly Deduction + Investment Return

= 41,993.30 - 45.74 + 313.02

= 42,260.58

Surrender Charge = Initial Payment * Current Year Percentage

= 30,000 * 7.25%

= 2,175.00

Cash Value = Account Value less Surrender Charge

= 42,260.58 – 2,175.00

= 40,085.58

Death Benefit = larger of Face Amount and Account Value multiplied by Corridor Factor

= larger of 69,417 and (42,260.58 * 116%)

= 69,417

Interim Values for all months in Contract Year 5

Month	Monthly Deduction	Investment Return	Account Value	Cash Value	Death Benefit
1	45.74	313.02	42,260.58	40,085.58	69,417
2	15.85	315.24	42,559.97	40,384.97	69,417
3	15.96	317.48	42,861.49	40,686.49	69,417
4	16.07	319.72	43,165.14	40,990.14	69,417
5	16.19	321.99	43,470.94	41,295.94	69,417
6	16.30	324.27	43,778.91	41,603.91	69,417
7	16.42	326.57	44,089.06	41,914.06	69,417
8	16.53	328.88	44,401.41	42,226.41	69,417
9	16.65	331.21	44,715.97	42,540.97	69,417
10	16.77	333.56	45,032.76	42,857.76	69,417
11	16.89	335.92	45,351.79	43,176.79	69,417
12	17.01	338.30	45,673.08	43,498.08	69,417